EXHIBIT 10.7
Prepared by and upon recordation return to Christopher Sackett, 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309; (515) 242-2400.
OPTION AGREEMENT
     THIS OPTION AGREEMENT (the “Agreement”) is executed as of April 18 , 2006, by and between One Earth Energy, LLC, an Illinois limited liability company (“One Earth Energy”), and the City of Gibson, Illinois, an Illinois municipal corporation (“Grantor”).
W I T N E S S E T H :
     WHEREAS, Grantor owns certain property located in Gibson City, Ford County, Illinois, as legally described in attached EXHIBIT A (the “Real Estate”), and desires to grant One Earth Energy an option to purchase approximately thirty-five (35) acres (subject to survey) of such Real Estate (the “Option Property”) upon the general terms and conditions set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:
     1. Option; Term; Exercise. Grantor hereby grants One Earth Energy an option (the “Option”) to purchase the Option Property upon the terms and conditions set forth herein. The term of the Option shall be for a period of one (1) year, commencing on the date hereof. The Option may be exercised by One Earth Energy by written notice to Grantor at any time during the Option Period. In the event that One Earth Energy does not timely exercise the Option, the Option shall become null and void, and except as hereafter set forth, the parties shall have no continuing obligations hereunder.
     2. Option Price; Termination. The option price (the “Option Price”) is Ten Thousand Dollars ($10,000.00), and shall be paid to Grantor upon Grantor’s execution of this Agreement. If One Earth Energy exercises the Option, the Option Price shall be applied to the Purchase Price. If the Option is not exercised, except as otherwise provided herein, the Option Price shall be forfeited by One Earth Energy.
     3. Purchase Price. The purchase price (the “Purchase Price”) for the Option Property shall be six thousand four hundred dollars ($6,400.00) per acre, and shall be payable at Closing (as hereinafter defined), with adjustments and prorations for customary closing costs such as real estate taxes, transfer taxes, utilities and other matters. One Earth Energy shall bear responsibility for the costs of title insurance and transfer taxes at Closing.
     4. Right to Access Property. Grantor shall permit One Earth Energy and its designees access to the Real Estate and the Option Property to prepare the survey referred to in Section 5 below and to perform soil borings and other due diligence during the Option Period. One Earth Energy and its designees shall provide Grantor with satisfactory evidence of liability insurance and shall hold Grantor harmless from and against any claim for property damage (including, without limitation, crop or tile damage) or personal injury resulting therefrom.

     5. Survey. Upon One Earth Energy’s exercise of the Option, One Earth Energy, at its sole expense, shall have the Real Estate surveyed to precisely describe the Option Property.
     6. Taxes and Assessments; Risk of Loss. Grantor shall pay all real estate taxes that are a lien on the Option Property and all those that are due and payable in the fiscal year of Closing. Grantor shall give One Earth Energy a credit at Closing for Grantor’s prorated share of the real estate taxes for the fiscal year in which Closing occurs, based upon the Closing Date and the last known actual real estate taxes payable according to public record. One Earth Energy shall pay all other real estate taxes. Grantor shall pay all special assessments which are a lien on the Option Property as of the Closing Date. One Earth Energy shall pay all other special assessments. Risk of loss shall remain with Grantor until Closing. Grantor agrees to maintain existing insurance until Closing.
     7. Title. Within fifteen (15) days of One Earth Energy’s exercise of the Option, Grantor shall deliver to One Earth Energy a preliminary Land Title Association owner’s title insurance commitment, and at Closing Grantor shall cause the title insurance company to issue an owner’s policy of title insurance to One Earth Energy, in the amount of the Purchase Price, issued by a title company reasonably acceptable to One Earth Energy with respect to the Option Property. Such title insurance commitment and policy shall show marketable fee simple title in Grantor in conformity with this Agreement and Illinois law, free and clear of all liens, mortgage and encumbrances. Grantor shall cure/remove prior to Closing any title objections raised by One Earth Energy. If Grantor fails to remove any title objections prior to Closing, One Earth Energy may, in its discretion: (a) terminate this Agreement without liability, in which case the Option Fee shall be returned to One Earth Energy, without limiting any other remedies that One Earth Energy may have; or (b) take title subject to the objection.
     8. Representations and Warranties; Termination of Farm Tenancy. Grantor warrants and represents to One Earth Energy that Grantor will, on the Closing Date, convey to One Earth Energy good and marketable title to the Option Property free and clear of any and all liens, mortgages and encumbrances, subject only to real estate taxes and assessments which are One Earth Energy’s responsibility under Section 6 above, easements, rights-of-way, streets, and any other matters affecting title which One Earth Energy agrees to take title subject to pursuant to Section 7 above, and the rights of existing tenant, Jerry Oyer, to farm the property during the 2006 crop year.
     In the event One Earth Energy exercises the Option, Grantor agrees to cooperate with One Earth Energy in providing whatever notices are legally required to terminate the farm tenancy of Jerry Oyer with respect to the Option Property at the conclusion of the 2006 crop year.
     9. Acts Prior to Closing. From the date hereof until Closing: (i) One Earth Energy and its designees shall have the right to enter the Real Estate and the Option Property to conduct inspections, studies and investigations; (ii) Grantor shall keep and preserve the Option Property in its present condition; and (iii) Grantor shall not enter into, modify or terminate any agreement relating to or affecting the Option Property which will extend in force beyond the Closing Date.

     10. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a date (the “Closing Date”), time and place mutually agreeable to the parties, but in no event later than ninety (90) days from the later of: (i) One Earth Energy’s exercise of the Option; or (ii) Grantor’s delivery of the title insurance commitment pursuant to Section 7 above.
     11. Closing Obligations. At Closing: (i) Grantor shall execute and deliver to One Earth Energy a Warranty Deed conveying the Option Property to One Earth Energy in accordance with the terms of this Agreement, along with any other documents necessary to convey marketable title of the Option Property or to effectuate a closing of the transaction contemplated by this Agreement; and (ii) One Earth Energy shall deliver to Grantor the Purchase Price and any documents reasonably necessary to effectuate a closing of the transaction contemplated by this Agreement.
     12. Default; Remedies. If either party breaches this Agreement, the other party shall be entitled to exercise any and all remedies or actions at law or in equity available to it, including, but not limited to, specific performance.
     13. Effectiveness. This Agreement shall become effective only upon execution by Grantor and return of an executed original hereof to One Earth Energy on or before April 18 , 2006. Upon execution by Grantor prior to such date, Grantor shall insert the date of Grantor’s execution hereof in the first line hereof, which shall be deemed the effective date of this Agreement. In the event this Agreement has not been executed and delivered by Grantor to One Earth Energy on or prior to such date, it shall be null and void and of no force or effect.
     14. Recordable Form; Additional Documents. Either party may record this document or a memorandum hereof, and both parties agree to execute such other instruments or agreements in recordable form as the other party may request (including, without limitation, a Contract For Sale of Real Estate) to effectuate the terms of this Agreement.
     15. Miscellaneous. This Agreement, including the recitals set forth above and any exhibits attached hereto, constitutes the entire understanding between the parties concerning the subject matter hereof. This Agreement shall be governed by and construed in accordance with Illinois law, and shall not be modified except in a writing signed by all parties. All notices hereunder shall be in writing. This Agreement is binding upon the parties and their heirs, representatives, agents, successors and permitted assigns. Time is of the essence with respect to this Agreement and all dates and timelines set forth herein. This Agreement may be assigned by One Earth Energy upon written notice to Grantor. Except as provided in the preceding sentence, neither this Agreement nor any parties’ rights or obligations shall be assigned without the prior written consent of the other party. If any provision herein is held to be invalid or unenforceable, the remaining provisions shall not be affected. No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver. The remedies herein are cumulative and in addition to all other remedies available at law and in equity. The headings contained herein are for convenience only and shall not be considered in interpreting this Agreement. All covenants, warranties, representations and indemnification obligations set forth in this Agreement shall survive the termination or expiration hereof.
     16. Repurchase. As a condition of the within Agreement, the parties acknowledge that One

Earth Energy has made representations to Grantor that it will be constructing an ethanol production plant which will employ approximately forty (40) employees in the area. In the event that One Earth Energy has failed to commence and actively continue construction of said ethanol production plant within twenty-four (24) months of final closing and settlement between the parties as contemplated under this Agreement, then Grantor shall have the option to repurchase the Option Property at the original purchase price under the same purchase terms of this Agreement (except for the within Repurchase provision). In such event, Grantor’s option to repurchase the property shall extend commencing with the first day after the expiration of the twenty-four (24) month term described above and continuing for twelve (12) months thereafter.
     17. Easements. The parties further acknowledge that there is an existing sanitary sewer line within the Option Property and Grantor intends to install a new water main immediately along and adjacent to the existing tracts. The parties agree prior to closing to negotiate in good faith to allow Grantor to retain an exclusive public sanitary sewer and water main easement.
     IN WITNESS WHEREOF, the parties hereto have duly executed this OPTION AGREEMENT effective as of the day and year first above written.

ONE EARTH ENERGY, L.L.C.		CITY OF GIBSON, ILLINOIS

By:	/s/Steven Kelly Steve Kelly, President	By:	/s/Daniel Dickey Mayor Daniel Dickey

ATTEST:

/s/Vickie Lorenzen

Vickie Lorenzen, City Clerk

STATE OF ILLINOIS	)
) ss.
COUNTY OF FORD	)
     On this 18th day of April , 2006, before me, the undersigned, a Notary Public in and for the State of Illinois, personally appeared Steve Kelly, as President of One Earth Energy, L.L.C., to me known to be the identical persons named in and who executed the foregoing instrument on behalf of One Earth Energy, L.L.C., and acknowledged that he executed the same as his voluntary act and deed.

/s/Sarah R. Sarantkos

Notary Public In and For the State of Illinois

STATE OF ILLINOIS	)	[Notary Seal]
	) ss.	“OFFICIAL SEAL”
COUNTY OF FORD	)	Sarah R. Sarantkos
Notary Public, State of Illinois
My Commission Expires 01-15-10
     On this 18th day of April , 2006, before me, the undersigned, a Notary Public in and for the State of Illinois, personally appeared Daniel Dickey, Mayor of the City of Gibson, to me known to be the identical person named in and who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/Sarah R. Sarantakos

Notary Public In and For the State of Illinois

[Notary Seal]
“OFFICIAL SEAL”
Sarah R. Sarantkos
Notary Public, State of Illinois
My Commission Expires 01-15-10

EXHIBIT A
[Attach legal description of Real Estate]

EXHIBIT A
TRACT 2:
A part of the Northwest Quarter of Section 10, Township 23 North, Range 7 East of the Third Principal Meridian, Gibson City, Ford County, Illinois, more particularly described as follows: Beginning at the Northeast Corner of Lot 4 in the First Addition to Jordan Industrial Park Subdivision in the City of Gibson City, Illinois, according to the Plat recorded as Document No. 205053 in the Ford County Recorder’s Office. From said Point of Beginning, thence west 1146.34 feet along the North Line of said Lot 4 to the Northwest Corner thereof; thence north 543.85 feet along the East Right-of-Way Line of Jordan Drive according to the Dedication thereof recorded as Document No. 212435 in Said Recorder’s Office which forms an angle to the left of 90 — 00’ — 00” with the last described course; thence east 20.00 feet along said Right-of-Way Line which forms an angle to the left of 89 — 39’ — 36” with the last described course; thence north 60.00 feet along said Right-of-Way Line which forms an angle to the left of 270 — 20’ – 24” with the last described course to the Northeast Corner of said Jordan Drive, said corner being on the South Line of a Tract of Land Conveyed by Special Warranty Deed recorded as Document No. 216254 in said Recorder’s Office; thence east 150.85 feet along said South Line which forms an angle to the left of 89 — 39’ - 36” with the last described course to the Southeast Corner thereof; thence north 550.00 feet along the East Line of said Tract which forms an angle to the left of 269 — 57’ — 50” with the last described course to the Northeast Corner thereof, said corner being on the North Line of the Northwest Quarter of said Section 10; thence east 979.71 feet along said North Line which forms an angle to the left of 90- 02’ — 10” with the last described course to the Northeast Corner of the Northwest Quarter of said Section 10; thence south 1147.04 feet along the East Line of the Northwest Quarter of said Section 10 which forms an angle to the left of 89 — 57’ — 15” with the last described course to the Point of Beginning containing 28.17 acres, more or less.
TRACT 3:
Lot 4 in the First Addition to Jordan Industrial Park Subdivision in the City of Gibson City, Ford County, Illinois according to the Plat recorded as Document No. 205053 in the Ford County Recorder’s Office excepting therefrom the East 100 Feet of even width thereof.
Said Tract 3 contains 15.49 acres, more or less.

TRACT 4:
A part of Lot 2 in the First Addition to Jordan Industrial Park Subdivision in the City of Gibson City, Ford County, Illinois, according to the Plat recorded as Document No. 205053 in the Ford County Recorder’s Office, more particularly described as follows: Beginning at the Southeast Corner of said Lot 2 being a point on the North Right-of-Way Line of Illinois Route 9. From said Point of Beginning, thence northwest 26.26 feet along the South Line of said Lot 2 to the Southeast Corner of a Parcel of Land Conveyed by Deed recorded as Document No. 216831 in said Recorder’s Office; thence north 210.85 feet along the East Line of said Parcel which forms an angle to the left of 93 - 33’ — 30” with the last described course to the Northeast Corner thereof; thence west 449.44 feet along the North Line of said Parcel and the North Line of a Parcel of Land Conveyed by Deed recorded as Document No. 215689 in said Recorder’s Office which lines form an angle to the left of 270 — 56’ — 03” with the last described course to the Northwest Corner of said Parcel recorded as Document No. 215689; thence north 399.53 feet along the West Line of said Lot 2 which forms an angle to the left of 90 — 00’ — 00” with the last described course to the Southwest Corner of Outlot 5 in said First Addition; thence east 50.00 feet along the South Line of said Outlot 5 which forms an angle to the left of 90 — 00’ — 00” with the last described course to the Southeast Corner thereof; thence north 50.00 feet along the East Line of said Outlot 5 which forms an angle to the left of 270 — 00’ — 00” with the last described course to the Northeast Corner thereof, said Northeast Corner being on the North Line of said Lot 2; thence east 432.96 feet along the North Line of said Lot 2 which forms an angle to the left of 90 — 00’ — 00” with the last described course to the Northeast Corner thereof; thence south 662.20 feet along the East Line of said Lot 2 which forms an angle to the left of 89 — 03’ — 57” with the last described course to the Point of Beginning, containing 5.02 acres, more or less.
Notwithstanding the foregoing legal descriptions in tracts 2, 3, 4, said conveyance will not include the following parcels 1, 2, 3, and 4:
Parcel 1: A part of the Northwest Quarter of Section 10, Township 23, North, Range 7 East of the Third Principal Meridian, Gibson City, Ford County, Illinois, being a strip of land 30 feet in width lying south of an adjacent to the South Line of a Tract of Land conveyed to Ameren Energy Generating Company by Special Warranty Deed, recorded September 11, 2000 as Document No. 216254 in Ford county Recorder’s Office. Said strip is bounded on the west by the West Line of the Northwest Quarter of said Section 10 and on the east by the West Line of Lot 8 in Jordan Industrial Park Subdivision Third Addition in said City, according to the Plat recorded as Document No. 226871 in said Recorder’s Office. Said Parcel 1 contains 0.824 acres, more or less.
Parcel 2: A part of the Northwest Quarter of Section 10, Township 23 North, Range 7 East of the Third Principal Meridian, Gibson City, Ford County, Illinois, being a strip of land 30 feet in width lying south of and adjacent to the South Line of a Tract of Land conveyed to Ameren Energy Generating Company by Special Warranty Deed, recorded September 11, 2000 as

Document No. 216254 in Ford county Recorder’s Office. Said strip is bounded on the west by the West Line of Lot 8 in Jordan Industrial Park Subdivision Third Addition in said City, according to the Plat recorded as Document No. 226871 in said Recorder’s Office and on the east by the East Line of said Lot 8. Said Parcel 2 contains 0.126 acres, more or less.
Parcel 3: A part of the Northwest Quarter of Section 10, Township 23 North, Range 7 East of the Third Principal Meridian, Gibson City, Ford County, Illinois, being a strip of land 30 feet in width lying south of and adjacent to the South Line of a Tract of Land conveyed to Ameren Energy Generating Company by Special Warranty Deed, recorded September 11, 2000 as Document No. 216254 in Ford county Recorder’s Office. Said strip is a part of the 120-foot wide portion of the Jordan Drive Right-of-Way in said City according to the Dedication recorded as Document No. 212435 in said Recorder’s Office and is bounded on the west by the West Right-of-Way Line thereof and on the east by the East Right-of-Way line thereof. Said Parcel 3 contains 0.082 acre, more of less.
Parcel 4: A part of the Northwest Quarter of Section 10, Township 23 North, Range 7 East of the Third Principal Meridian, Gibson City, Ford County, Illinois, being a strip of land 30 feet in width lying south of and adjacent to the South Line of a Tract of Land conveyed to Ameren Energy Generating Company by Special Warranty Deed, recorded September 11, 2000 as Document No. 216254 in Ford county Recorder’s Office. Said strip is bounded on the west by the East Right-of-Way Line of the 120-foot wide portion of Jordan Drive in said City according to the Dedication recorded as Document No. 212435 in said Recorder’s Office and on the east by the Southerly Extension of the East Line of said tract conveyed to Ameren Energy Generating Company. Said Parcel 4 contains 0.104 acre, more of less.

RESOLUTION NO. 2006 R-04
RESOLUTION AUTHORIZING SALE OF MUNICIPALLY
OWNED REAL ESTATE IN
JORDAN INDUSTRIAL PARK
CITY OF GIBSON CITY
FORD COUNTY, ILLINOIS
PASSED BY
THE CITY COUNSEL
AND APPROVED BY
THE MAYOR
ON THE 18TH DAY OF APRIL, 2006

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CITY OF GIBSON CITY
FORD COUNTY, ILLINOIS

Resolution No. 2006 R-04	April 18, 2006
RESOLUTION AUTHORITY SALE OF MUNICIPALLY
OWNED REAL ESTATE IN
JORDAN INDUSTRIAL PARK
     WHEREAS, the City of Gibson City owns the following M-2 Manufacturing District zoned real estate in the City of Gibson City:
     Property commonly known as Jordan Industrial Park situation in Gibson City legally described on Exhibit A attached hereto and by reference incorporated herein; and
     WHEREAS, the purpose of the City’s acquisition and subdivision of said property is to encourage private ownership and development of this property and the City having previously determined it surplus property and authorized its sale by resolution and otherwise having marketed it for sale to public for a number of years; and
     WHEREAS, a contemplated sale of property to One Earth Energy, LLC, pursuant to the attached Option Agreement would result in an ethanol plant which would generate high paying jobs for the community; and
     WHEREAS, the City of Gibson City has procured an appraisal by Appraisal Services of Central Illinois, Rick Bowen (a licensed appraiser) confirming that the value of said premises is $8,000.00; and
     WHEREAS, Illinois Statutes, 65 ILCS 5/11-76-4.1 permits the sale of surplus municipal real estate based upon such an appraisal, at a price not less than 80% of such appraisal; and
     WHEREAS, the Mayor and City Council find and determine that said property has been publicly for sale for many years and that the best interests of the City and its residents will be served by the sale of said property to One Earth Energy, LLC, for the sum of $6,400.00 per acre, as provided herein, which sale is agreeable to said Purchaser all pursuant to an Option Agreement attached hereto and by reference incorporated herein and identified as Exhibit B.
     NOW, THEREFORE, BE IT RESOLVED by the Mayor and City Council of the City of Gibson City, Ford County, Illinois, as follows:
1.	The real estate described on Exhibit A remains surplus real estate owned by the City which should be sold by City staff.

2.	The sales price provided for in the Option Agreement is equal to at least 80% of the appraised value thereof pursuant to a current appraisal and the sale of said property is

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accordingly authorized by Illinois Complied Statutes, Chapter 65, Section 5/11-76-4.1. Said appraisal is available for public inspection at the City Clerk’s office.

3.	The sale of said real estate proposed by One Earth Energy, LLC is for $6,400.00 per acre cash with a closing as soon as is convenient as provided in the Option Agreement.

4.	The attached Option Agreement is hereby approved, and the Mayor is authorized and directed to sign and the City Clerk is authorized and directed to attest said Option Agreement in substantially the same form presented to the City Council.

5.	Upon satisfaction of the terms of the aforesaid Option Agreement and upon payment of the monies due therein, the Mayor is hereby authorized and directed to convey and transfer the aforesaid real estate by a proper deed of conveyance, stating therein the aforesaid consideration, and the City Clerk is hereby authorized to attest such deed and to affix thereto the seal of the City of Gibson City.

6.	In such case, The Mayor and the Clerk are also authorized to execute and attest such other documents as may be necessary to the said sale and the City Attorney is directed to facilitate the sale.

7.	This Resolution shall be in full force and effect from and after its passage, by a vote of at least three fourths of the corporate authorities now holding office, and approval in the manner provided by law.
     Presented, passed and approved at a regular meeting of the Mayor and City Council of the City of Gibson City, Illinois, on April 18, 2006.

APPROVED:

/s/Daniel Dickey

Daniel Dickey
City Mayor

ATTEST:

/s/Vickie Lorenzen City Clerk

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CERTIFICATE
     I, VICKIE LORENZEN, certify that I am the duly appointed and acting municipal clerk of the City of Gibson City, Ford County, Illinois.
     I further certify that on April 18, 2006, the Corporate Authorities of such municipality passed and approved Resolution No. 2006-R-04 ENTITLED RESOLUTION AUTHORIZING SALE OF MUNICIPALLY OWNED REAL ESTATE IN JORDAN INDUSTRIAL PARK.
     DATED at Gibson City, Illinois, this 18th day of April 2006.

/s/Vickie Lorenzen

VICKIE LORENZEN
City Clerk